EXECUTIVE EMPLOYMENT AGREEMENT


     This EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of March 27, 1998, by and between ANDREW BEBBINGTON ("Executive") and LARSON DAVIS INCORPORATED, a Nevada corporation ("Larson Davis"), based on the following:

                                    Premises

     Executive and LarsonoDavis are parties to a Letter Agreement dated November 14, 1997 (the "Letter Agreement"), pursuant to which Executive is serving as the President and Chief Executive Officer of LarsonoDavis and as a member of its board of directors. Executive and LarsonoDavis wish to enter into this definitive Executive Employment Agreement as contemplated by the Letter Agreement and, in connection therewith, to amend certain terms of the Letter Agreement.

                                   Agreement

     NOW, THEREFORE, based on the foregoing premises, which are incorporated herein by this reference, and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefit to the parties to be derived herefrom, it is hereby agreed as follows:

     1.   Employment and Term.

          (a) LarsonoDavis hereby employs Executive and Executive hereby accepts employment upon the terms and conditions set forth herein. The initial term of Executive's employment shall begin on November 17, 1997, and continue through December 31, 2000. After December 31, 1999, this Agreement shall be automatically renewed so that it always has an unexpired term of one year, unless action is taken by one of the parties to terminate this Agreement in accordance with the other provisions of this Agreement. The initial term, plus the automatic extension, is hereinafter referred to as the "Employment Period."

          (b) During the Employment Period, Executive will serve as LarsonoDavis' president, chief executive officer, and as a member of the board of directors of LarsonoDavis. Executive also agrees to serve in such positions with each of LarsonoDavis' subsidiaries and such other or further offices or positions of substantially consistent rank and authority as shall, from time to time, be determined by LarsonoDavis' board of directors. Executive agrees to perform the duties appropriate for the chief executive officer of LarsonoDavis as may be assigned to him from time to time by the board of directors and as described in the bylaws of LarsonoDavis. Executive shall serve at the pleasure of the board of directors, subject to the terms of this Agreement.

     2.   Performance of Services.

          (a) During the Employment Period, Executive agrees to perform faithfully the duties assigned to him by the board of directors to the best of his ability, to devote his full and undivided business time, attention, and services to the business of LarsonoDavis and not to engage in any other substantial business activities other than at the direction or with the approval of the board of directors of LarsonoDavis; provided, however, that nothing herein shall restrict Executive from conducting incidental personal business that does not conflict with his obligations under the terms of this Agreement.

          (b) All duties hereunder shall be rendered in Utah County, Utah, and, on a temporary basis, at such other places as the interests, needs, business, and opportunities of LarsonoDavis shall require; provided, however, that after his move to the Utah County area, Executive shall not be required to relocate his residence without the mutual consent of LarsonoDavis and Executive.

          (c) Executive shall observe and comply with the commercially reasonable rules and regulations of LarsonoDavis respecting its business and shall carry out and perform such commercially reasonable orders, directions, and policies of LarsonoDavis as they may be from time to time communicated to Executive either orally or in writing. Executive shall further observe and comply with all applicable rules, regulations, and laws governing the business of LarsonoDavis known to Executive.

     3.   Exclusivity of Services and Nondisclosure of Confidential Information.

          (a) Executive agrees that for a period ending on the first anniversary of the termination of the Employment Period:

               (i) he will not engage in any activity competitive with the business of LarsonoDavis or any of its affiliates (the "LarsonoDavis Group"), directly or indirectly, in the market defined in subsection 3(c), whether as employer, proprietary owner, partner, stockholder (other than the holder of less than five percent (5%) of the stock of an entity, the securities of which are traded on a national securities exchange or in the over-the-counter market), director, officer, employee, consultant, or agent;

               (ii) he will not solicit, in competition with the LarsonoDavis Group, any person who is a customer of the business conducted by the LarsonoDavis Group at the date hereof or a customer of the business conducted by the LarsonoDavis Group at any time during the Employment Period; and

               (iii) he will not induce or attempt to persuade any employee of the LarsonoDavis Group to terminate his or her employment relationship in order to enter into employment with any party in competition with the LarsonoDavis Group.

          (b) Executive further agrees that he will not, at any time during the Employment Period or at any time after the termination of this Agreement, irrespective of the time, manner, or cause of termination, use, disclose, copy, or assist any other person or firm in the use, disclosure, or copying of any trade secrets or other confidential information of the LarsonoDavis Group, except to the extent authorized in writing by LarsonoDavis. Upon termination of his employment hereunder, Executive will surrender to LarsonoDavis all records and other documents obtained by him or entrusted to him during the course of his employment by LarsonoDavis (together with all copies thereof); provided, however, that Executive may retain copies of such documents as are necessary for Executive's personal records for income tax purposes. For purposes of this section 3, proprietary information about the business of the LarsonoDavis Group shall be treated as confidential until it has been published or is generally or publicly known outside the LarsonoDavis Group or until it has been recognized as standard practice outside the LarsonoDavis Group. The provisions of this paragraph 3(b) shall remain in effect for a period of three (3) years subsequent to the termination of the Employment Period.

          (c) The following provisions shall apply to the covenants of Executive contained in this section 3:

               (i) The covenants contained in clauses (i) and (ii) of subsection 3(a) shall apply to those markets in which the LarsonoDavis Group is doing business at the termination of the Employment Period and those markets in which the LarsonoDavis Group has publicly or internally issued written plans to enter prior to the termination of the Employment Period.

               (ii) Executive agrees that a breach or threatened breach on his part of any covenant contained in this section 3 will cause such damage to LarsonoDavis as will be irreparable. Therefore, without limiting the right of LarsonoDavis to pursue all other legal and equitable remedies available for violation by Executive of the covenants contained in this section 3, it is expressly agreed that remedies other than injunctive relief cannot fully compensate the LarsonoDavis Group for such a violation and that LarsonoDavis and the LarsonoDavis Group shall be entitled to injunctive relief to prevent any such violation or continuing violation thereof.

               (iii) It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce the covenants contained in this section 3, any term, restriction, covenant, or promise contained therein is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant, or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

     4.   Business Ideas.

          (a) Executive acknowledges that LarsonoDavis will own all rights in all "Business Ideas" (as hereinafter defined) which are originated or developed by Executive, either alone or with employees or consultants of LarsonoDavis, during the Employment Period.

          (b)  Executive agrees that, during the Employment Period, he will:

               (i) assign to LarsonoDavis all Business Ideas and promptly execute all documents which LarsonoDavis may reasonably require to protect its patent, copyright, and other rights to such Business Ideas throughout the world; and

               (ii) promptly disclose to LarsonoDavis all information concerning all material Business Ideas originated by Executive or any employee of LarsonoDavis, which come to his attention and which concern the business of LarsonoDavis.

          (c) For purposes of this section 4, "Business Ideas" shall mean all ideas, whether or not patentable, which are originated or developed by Executive in connection with his employment by LarsonoDavis and which relate to the business of LarsonoDavis and/or the LarsonoDavis Group.

     5. Compensation and Benefits. For all services rendered by Executive pursuant to this Agreement, LarsonoDavis shall compensate Executive as follows:

          (a) As annual compensation for Executive's services hereunder, in accordance with its normal payroll practices, LarsonoDavis agrees to pay Executive during the Employment Period a base salary of $250,000 per annum.

          (b) Beginning January 1, 1998, LarsonoDavis shall provide to Executive an annual bonus of up to 50% of Executive's base salary based on commercially reasonable performance standards mutually agreed to by Executive and the board of directors of LarsonoDavis; provided that, the bonus for the initial calendar year of January 1, to December 31, 1998, shall be fixed at $100,000, payable in quarterly installments of $25,000 each on March 31, June 30, September 30, and December 31, 1998.
     Thereafter, performance targets shall be established at least 30 days prior to the beginning of the calendar year for which they are applicable.

          (c) The grant of an option to acquire up to 1,000,000 shares of common stock of LarsonoDavis, such option to have an exercise price of $3.60 to $6.50 per share as set forth below. Such option shall be granted in place of the previous option provided for under the terms of the Letter Agreement and such previous option shall be of no further force or effect. The right to exercise the option granted under the terms of this Agreement shall immediately vest with respect to 250,000 shares of common stock, which shares shall have an exercise price of $3.60 per share. The right to exercise such option will vest with regard to an additional 250,000 shares on each of December 31, 1998, 1999, and 2000; provided that, Executive is still an employee of LarsonoDavis as of the vesting date. Of the shares to vest in the future, 83,333 shares that vest on December 31, 1998, 1999, and 2000 shall have an exercise price of $3.60 per share. The remainder of such shares shall have an exercise price of $4.50 per share for the 166,667 shares vesting December 31, 1998, $5.50 per share for the 166,667 shares vesting December 31, 1999, and $6.50 per share for the 166,667 options vesting December 31, 2000. The option shall be subject to such additional terms and conditions as are set forth in Exhibit "A" attached hereto and incorporated herein by this reference. All shares of common stock issuable under the option shall be covered by an effective registration statement on Form S-8 kept current by LarsonoDavis until December 31, 2005, or such other date as the option may terminate.

          (d) Reimbursement of Executive's reasonable relocation expenses as set forth in Exhibit "B" attached hereto and incorporated herein by this reference.

          (e) LarsonoDavis shall provide to Executive, at the principal executive offices of LarsonoDavis, suitable executive offices and facilities appropriate for Executive's position and suitable for the performance of Executive's responsibilities.

          (f) Executive shall be entitled to vacation and sick leave in accordance with the general policy of the LarsonoDavis Group for executive level employees. Vacations shall be taken by Executive at a time and with starting and ending dates mutually convenient to LarsonoDavis and Executive. Vacations or portions of vacations not used in one employment year shall carry over to the succeeding employment year, but shall thereafter expire if not used within such succeeding year.

          (g) LarsonoDavis shall reimburse Executive for all proper expenses incurred by him on behalf of the Company in the performance of his duties hereunder in accordance with the policies and procedures established by LarsonoDavis.

          (h) Subject to the insurability of Executive, LarsonoDavis shall provide Executive with health, medical, and disability insurance policies on the same terms as offered to other executive level employees of LarsonoDavis. LarsonoDavis shall additionally provide to Executive incentive, retirement, pension, profit sharing, stock option, or other employee benefit plans which are consistent with and similar to such plans provided by the LarsonoDavis Group to its executive level employees generally. Executive shall also have the right to participate in any other employee benefit programs provided by the LarsonoDavis Group.

          (i) LarsonoDavis shall assume and pay reasonable dues of Executive in local, state, and national societies and associations, and in such other clubs and organizations, as shall be approved and authorized by the board of directors of LarsonoDavis.

          (j) LarsonoDavis shall withhold from Executive's compensation hereunder all proper federal and state payroll and income taxes on compensation paid to Executive and shall provide an accounting to Executive for such amounts withheld.

     6. Nomination to Board of Directors. Executive shall be appointed to serve on the board of directors of LarsonoDavis until the next annual meeting of shareholders. LarsonoDavis shall include Executive as a nominee of the Company to be presented to the shareholders for election to a position on the board of directors at the next annual meeting of shareholders and shall recommend his approval by the shareholders.

     7.   Termination of Agreement.

          (a) Termination by LarsonoDavis for Cause. LarsonoDavis shall have the right, without further obligation to Executive other than for compensation previously accrued, to terminate this Agreement for cause ("Cause") by showing that (i) Executive has materially breached the terms hereof; (ii) Executive, in the reasonable determination of the board of directors of LarsonoDavis, has been grossly negligent or engaged in material willful or gross misconduct in the performance of his duties; or
     (iii) Executive has committed or been convicted of fraud, embezzlement, theft, or dishonesty or other criminal conduct against LarsonoDavis.

          (b) Termination Upon Death or Disability of Executive. This Agreement shall terminate immediately upon Executive's death, subject to the payment of Executive's base salary for a 90 day period after death. This Agreement shall also terminate on the continued disability of Executive for a consecutive period of 90 days. For purposes of this paragraph "disability" shall be defined as the inability of Executive to substantially perform his duties as president, chief executive officer, and a member of the board of directors of LarsonoDavis.

          (c) Termination Upon Change of Control. Notwithstanding any provision of this Agreement to the contrary, Executive may terminate this Agreement by providing written notice of such termination to LarsonoDavis within sixty days (60) days of the occurrence of any of the following events:

               (i) The sale, lease, exchange or other transfer in one transaction or a series of transactions of all or substantially all of the assets of LarsonoDavis to a single purchaser that is not a wholly owned subsidiary of LarsonoDavis or to a group of associated purchasers;

               (ii) The sale, lease, exchange, or other disposition to a single person or group of persons under common control in one transaction or a series of related transactions resulting in such person or persons owning, directly or indirectly, greater than twenty-five percent (25%) of the combined voting power of the outstanding shares of LarsonoDavis' common stock;

               (iii) As a result of a merger, consolidation, sale of all or substantially all of the assets of LarsonoDavis, a contested election, or any combination of the foregoing, the persons who were directors of LarsonoDavis immediately prior thereto shall cease to constitute a majority of the board of directors of LarsonoDavis or any successor to LarsonoDavis;

               (iv) The decision by LarsonoDavis to terminate its business and liquidate its assets;

               (v) The merger or consolidation of LarsonoDavis in a transaction in which the shareholders of LarsonoDavis immediately prior to such merger or consolidation receive less than fifty percent (50%) of the outstanding voting securities of the new or continuing corporation; or

               (vi) A person (within the meaning of Section 3(a)(9) or Section 13(d)(3), as in effect on the date hereof, of the Securities Exchange Act of 1934 (the "Exchange Act")) shall become the beneficial owner (within the meaning of rule 13d-3 of the Exchange Act as in effect on the date hereof) of fifty percent (50%) or more of the outstanding voting securities of LarsonoDavis.

          If, as a result of one of the foregoing events, LarsonoDavis is not the surviving entity, the provisions of this Agreement shall inure to the benefit of and be binding upon the surviving or resulting entity. If as a result of the merger, consolidation, transfer of assets, or other event listed above, the duties of Executive are increased, then the compensation of Executive provided for by this Agreement shall be reasonably adjusted upward to compensate for the additional duties and responsibilities assumed.

          (d) Termination by Executive for Cause. Executive shall have the right to terminate this Agreement in the event of (i) LarsonoDavis' intentional breach of any covenant or term of this Agreement, but only if LarsonoDavis fails to cure such breach within twenty (20) days following the receipt of notice by Executive setting forth the conditions giving rise to such breach; or (ii) the exercise of Executive's rights under subsection 7(c).

          (e)  Termination Payments.

               (i) Termination by Executive for Cause. In the event that Executive terminates this Agreement for Cause, LarsonoDavis shall:

                    (1) Pay to Executive all amounts accrued through the date of termination, any unreimbursed expenses incurred pursuant to this Agreement, and any other benefits specifically provided to Executive under any benefit plan.

                    (2) Pay to Executive an amount equal to the greater of (i) the amount of salary that would otherwise accrue to Executive during the remaining Employment Period, or (ii) the amount of Executive's base salary for a one-year period.

                    (3) If Executive terminates this Agreement for Cause on the basis set forth in subsection 7(d)(ii) of this Agreement, all of the options to acquire shares that are not then vested shall immediately vest and be exercisable. Such options shall have the exercise price determined under the provisions of subsection 5(c).

               (iii) Termination by LarsonoDavis for Cause or Voluntary Termination by Executive. If Executive terminates this Agreement for any reason other than in accordance with the provisions of subsection 7(e), or if LarsonoDavis terminates this Agreement for Cause in accordance with subsection 7(a), LarsonoDavis shall deliver to Executive, within ten (10) days following the effective date of such termination, all amounts accrued through the date of termination, any unreimbursed expenses incurred pursuant to this Agreement, and any other benefits specifically provided to Executive under any benefit plan. LarsonoDavis shall have no further obligation to Executive.

          (f) Exit Interview. To insure a clear understanding of this Agreement, including but not limited to the protection of the business interests of LarsonoDavis, Executive agrees, upon termination of this Agreement for any reason or the expiration of the Employment Period, at no additional expense to Executive, to engage in an exit interview with LarsonoDavis at a time and place designated by LarsonoDavis.

     8. Indemnification. LarsonoDavis shall indemnify Executive and hold Executive harmless from liability for acts or decisions made by Executive while performing services for LarsonoDavis to the greatest extent permitted by applicable law. LarsonoDavis shall use its best efforts to obtain coverage for Executive under any insurance policy now in force or hereafter obtained during the term of this Agreement insuring officers and directors of LarsonoDavis against such liability. Executive agrees to indemnify and to hold LarsonoDavis harmless from any and all damages, losses, claims, liabilities, costs, or expenses arising from Executive's acts or omissions in violation of his duties under this Agreement which constitute fraud, gross negligence, or willful and knowing violations of the terms of this Agreement.

     9. Notice. Any notice or request required or permitted to be given hereunder shall be sufficient if in writing and delivered personally, sent by facsimile transmission, or sent by registered mail, return receipt requested, to the addresses hereinabove set forth or to any other address designated by either of the parties hereto by notice similarly given. Such notice shall be deemed to have been given upon such personal delivery, facsimile transmission, or mailing, as the case may be, to the addresses set forth below:

            If to Executive, to:          Andrew Bebbington
                                          1681 West 820 North
                                          Provo, Utah 84601
                                          Fax:  (801) 375-0182
                                          Confirmation:  (801) 375-0177

            If to Larson Davis, to:       Larson Davis Incorporated
                                          Attn:  Andrew Bebbington, President
                                          1681 West 820 North
                                          Provo, Utah 84601
                                          Fax:  (801) 375-0182
                                          Confirmation:  (801) 375-0177

            With a copy to:               Keith L. Pope, Esq.
                                          Kruse, Landa & Maycock, L.L.C.
                                          Eighth Floor, Bank One Tower
                                          50 West Broadway
                                          Salt Lake City, Utah 84101
                                          Fax:  (801) 531-7091
                                          Confirmation:  (801) 531-7090

     10. Assignment. Except to any successor or assignee of LarsonoDavis as provided in subsection 7(c), neither this Agreement nor any rights or benefits hereunder may be assigned by either party hereto without the prior written consent of the other party.

     11. Attorneys' Fees. In the event that any action, suit, arbitration, or other proceeding is instituted concerning or arising out of this Agreement, the prevailing party shall be entitled to recover all of such party's costs, including reasonable attorneys' fees, incurred in each and every such action, suit, arbitration, or other proceeding, including any and all appeals or petitions therefrom.

     12. Validity of Provisions and Severability. If any provision of this Agreement is, or becomes, or is deemed invalid, illegal, or unenforceable in any jurisdiction, such provision shall be deemed amended to conform to the applicable jurisdiction, or if it cannot be so amended without materially altering the intention of the parties, it will be stricken. However, the validity, legality, and enforceability of any such provisions shall not in any way be effected or impaired thereby in any other jurisdiction and the remainder of this Agreement shall remain in full force and effect.

     13. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties pertaining to the subject matter of this Agreement. This Agreement supersedes all prior agreements, if any, any understandings, negotiations, and discussions, whether oral or written. No supplement, modification, waiver, or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

     14. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the state of Utah.

     IN WITNESS WHEREOF, LarsonoDavis has caused this Agreement to be signed by its duly authorized officer and Executive has signed this Agreement as of the date first above written.

                                    Larson Davis:

                                          LARSON DAVIS INCORPORATED


                                          By   /s/ Gerard L. Seelig

                                               Duly Authorized Officer


                                    Executive:

                                          /s/ Andrew Bebbington

                                          Andrew Bebbington